Exhibit 99.2
Understanding Mercer's Capital Structure Supplemental Material to the Credit Suisse High Yield Presentation September 2010

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this presentation contains statements that are forward-looking, such as statements relating to results of operations and financial conditions and business development activities, as well as capital spending and financing sources. Such forward- looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Mercer. For more information regarding these risks and uncertainties, review Mercer's filings with the United States Securities and Exchange Commission. Forward Looking Statements

Corporate Structure and Debt Rosenthal (Germany) Celgar (British Columbia) Stendal (Germany) 74.9% US$310 million senior unsecured notes due February 2013 US$2.3 million convertible notes due October 2010 US$48 million convertible notes due January 2012 EUR 506 million term loan due September 2017 Loan is 80% guaranteed by the German government Restricted Group 100% 100% Pursuant to the terms of Mercer's 2013 Senior Notes, the debt at Stendal is non-recourse to Mercer and its other operations and as such, the Stendal mill is reported separately from Rosenthal, Celgar and Mercer International Inc. (together the "Restricted Group"). Stendal's debt has a fixed interest rate of 5.28% until maturity

The Big Picture Mercer's "Restricted / Unrestricted Group" structure was used to effectively carve out the high leverage of Stendal The Restricted Group - created for the purpose of issuing $310 million in senior unsecured notes - is supported by the Celgar and Rosenthal operations Together, the mills provide approximately 830,000 tonnes of pulp production capacity Once Celgar's Green Energy Project is online Q4-2010, the Restricted Group is expected to deliver approximately US$40 million in electricity income per year Mercer's balance sheet obscures the heavy involvement of governments in the form of non-repayable grants for its mills Mercer has received an aggregate of EUR 406 million in government grants for the construction of Rosenthal, Stendal, and the Celgar Green Energy Project The Stendal debt of EUR 506 million is guaranteed to 80% by the German Government and is non-recourse to the rest of Mercer Stendal's debt is amortizing and has a sinking fund account which will accumulate the first EUR 70 million of free cash flow during strong periods, and will be held on Stendal's balance sheet to support debt amortization and interest payments during weak periods Stendal's balance sheet is complicated by its deeply subordinated shareholder loans and a quarterly mark to market, non-cash valuation adjustment relating to its fixed interest rate swaps

Selected Details Regarding Mercer's Balance Sheet ? ? ? ? 5 1 2 3 4

? Restricted Group debt Senior Unsecured Notes, US$310 million, 9.25%, due February 2013 Convertible Notes, US$ 66 million, 8.5%, due January 2012 (US$ 18 million was converted subsequent to June 30, 2010) Convertible Notes, US$2.3 million, due October 2010 The convertible debentures due Jan 2012 - which have a conversion rate of $3.30 and a first call date of July 1, 2011 - should likely become equity, leaving the Senior Unsecured Notes as the sole long term debt of the restricted group ? Unrestricted loan from minority shareholders Deeply subordinated shareholders loans to Stendal, effectively the original equity investment in Stendal ? Unrealized derivative loss A non-cash expense representing the quarterly mark to market valuation on Stendal's interest rate swaps, which fix the interest rate at 5.28%. The valuation amount will adjust to zero over the term to maturity ? Stendal debt Stendal bank loan, 80% guaranteed by German government, non-recourse to Mercer, fixed interest rate of 5.28% (via the interest rate swap) The debt is amortizing and has a sinking fund account which accumulates a reserve of the first EUR 70 million of free cash flow to support debt service payments during weak periods Total Shareholders Equity Mercer equity does not include EUR 406 million in government grants; these grants have been credited against fixed assets and amortize over the fixed assets depreciation term Adding back the grants to equity would reflect the value of the money contributed from the government to Mercer. The unamortized amount is, as at June 30/2010, EUR 295 million Explaining Mercer's Balance Sheet 5 1 2 3 4

Unique Leverage Provides Value to Shareholders As at June 30, 2010 Understanding the non-recourse nature of the Stendal debt and the accounting treatment for the grants helps to clarify the leverage picture Government grants have been netted from fixed assets in Mercer's financial statements. They are added back to total capital for the pro-forma calculation to reflect the cost base of investment in capital consistent with other industry players. Unrealized derivative losses are non-cash mark to market valuations on Stendal's interest rate swaps. The interest rate swaps amortize to zero over the term of Stendal's bank loan. Because Stendal debt is non-recourse to Mercer and is guaranteed by the German government, Mercer's leverage is in effect limited to the Restricted Group * Pro-Forma Adjustments